Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Season Solorio (765) 316-0233 season.solorio@elancoah.com

Investor Contact: Kathryn Grissom (317) 273-9284 kathryn.grissom@elancoah.com

Environmental Protection Agency (EPA) Completes Review of Seresto® Collar and Confirms Continued Registration; Data Affirms Safety Profile of the Product

•	Comprehensive, multi-year review by the EPA, with support from the Food and Drug Administration, confirms Seresto continues to meet EPA standards for product registration
•	Data affirms the safety profile of the product
•	Expert toxicologists and veterinarians voice their support of Seresto’s safety profile
•	Elanco and EPA forge stewardship program expected to raise the bar for the flea and tick collar category

GREENFIELD, Ind. (July 13, 2023) – Elanco Animal Health Incorporated (NYSE: ELAN) and the U. S. Environmental Protection Agency (EPA) today announced that EPA, with support from the Food and Drug Administration (FDA), has completed its comprehensive, multi-year review of the Seresto® flea and tick collar. EPA confirms continued registration of the collar. Comprehensive data affirms the safety profile of Seresto.

As part of EPA’s scientific review process, the agency analyzed incident data including third-party assessments and compared data to other EPA-registered pet products. EPA’s conclusions found that the most frequently reported incidents were primarily dermatologic in nature, such as itching or redness around the collar site, which is consistent with previous findings. According to EPA, Seresto continues to meet all of EPA’s standards for registration under the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), which ensures that products do not pose unreasonable risk of harm.

Following the comprehensive review, Elanco and EPA developed a stewardship program that Elanco will implement as a leader in the collar category. The program includes:

•	Enhanced data collection for adverse event (AE) reports
•	Continued annual enhanced reporting of Seresto AE data, similar to what EPA requires for pet spot-on products
•	Outreach to the veterinary community
•	Review of the collar release mechanism
•	Separation of product registrations for dog and cat
•	Updates to package insert language
•	Five-year registration review to ensure stewardship program actions support the continued safe use of Seresto. Elanco will complete a renewal process near the end of this period.

Elanco encourages EPA to implement these measures as a new EPA standard across all flea and tick collars to ensure consistent expectations for reporting across the category, similar to the elevated standards the agency implemented in 2010 for pet spot-on pesticide products (products applied directly to the skin of pets for flea and tick control).

Since launch in 2013, more than 41 million Seresto collars have been sold in the U.S. Over this period, the reporting rate for all incidents related to Seresto has been low and trending downward. In 2022, the estimated incidence of adverse events in the U.S. following exposure to Seresto was approximately 0.116%, which equates to approximately 1 animal with a reported adverse event for every 1,000 collars distributed in the U.S., the majority of which relate to non-serious events such as itching or redness localized at the collar application site.

The EPA’s conclusions align with those of authorities worldwide, with Seresto being approved for use in more than 80 countries and supported by veterinary professionals around the globe. The robust scientific evidence – data generated prior to approval through present day, including ongoing post-market surveillance data, and broad use of more than 110 million collars around the world – further supports Seresto’s safe use.

“We appreciate EPA’s diligence during this data-driven review process, resulting in a clear outcome and continued product availability to protect pets and human health,” said Dr. Ellen de Brabander, Executive Vice President of Innovation and Regulatory Affairs at Elanco. “We stand behind more than a decade of science-based data, analysis and monitoring which affirms the safety profile of Seresto. As a leader in animal health, we are committed to the well-being of pets and welcome the opportunity to work with EPA to implement these stewardship actions. We expect these actions to raise the bar for flea and tick collars and support the continued safe use of Seresto to protect pets from fleas and ticks and the deadly diseases they carry.”

According to the Center for Disease Control and Prevention (CDC), tickborne disease cases have increased 25% from 2011 to 2019.i The Companion Animal Parasite Council (CAPC) recommends preventing contact between pets and parasites by using products that kill and/or repel ticks.ii

Veterinary and Toxicology Experts Voice Their Support for Seresto

Veterinary and toxicology experts around the country have been vocal in their support of Seresto. With the EPA review complete, experts share their thanks for giving pet owners the closure and confidence they need during what has started as a heavier than normal flea and tick season.

“Our Pet Poison Helpline data and experience supports the overall safety profile of Seresto. The health protections these collars provide by protecting pets from dangerous diseases that fleas and ticks carry far outweigh the extremely rare risk of a serious adverse event,” says Dr. Ahna Brutlag, Veterinary Toxicology Expert from Pet Poison Helpline, a national animal poison control center.

i Trends in Reported Babesiosis Cases — United States, 2011–2019 | MMWR (cdc.gov)

ii Companion Animal Parasite Council | 2023 Annual Pet Parasite Forecasts (capcvet.org)

In-clinic veterinarians also continue to voice their support of Seresto as a convenient, dependable and affordable option for consumers.

“This conclusion from EPA comes at a critical time as pet owners need to be thinking about protecting their pets from pests during this heavy flea and tick season. As a veterinarian and pet owner myself, I know the importance of protecting both pets and humans from risks associated with fleas and ticks,” said Dr. Lisa Lippman, practicing veterinarian. “With the Seresto collar, the substantial body of scientific evidence continues to support its strong safety profile and effectiveness to provide eight continuous months of protection against fleas and ticks which can transmit dangerous diseases, such as Lyme disease. Seresto offers a much-needed, cost-effective option for protection. That’s why I fully support and use Seresto and recommend it to pet owners for usage year-round.”

Numerous studies and incident data analyses have concluded that Seresto has a strong safety profile and does not pose an unreasonable risk, which is why the American Veterinary Medical Association has expressed support for Seresto’s continued EPA registration.

ABOUT ELANCO

Elanco Animal Health (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we’re driven by our vision of Food and Companionship Enriching Life and our approach to sustainability, Elanco Healthy Purpose™– all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.